Exhibit 10.1

March 26, 2023

Josh Sodaitis,

Chief Executive Officer

Peer to Peer Network aka Mobicard, Inc.

https://www.ptopnetwork.com/

https://freemobicard.com/

Corporate Office:

45 Prospect Street

Cambridge, MA 02139

Registered Agents Inc.:

30 N Gould St. Ste R

Sheridan, WY 82801

via certified mail, first class mail, and e-mail: info@freemobicard.com / joshsmobicardinc@gmail.com

Mr. Sodaitis,

On behalf of FOMO WORLDWIDE, INC., owner of two hundred ten million (210,000,000) common shares of Peer to Peer Network aka Mobicard Inc. (OTC: PTOP), I hereby demand you immediately call for an annual meeting of PTOP shareholders as required and allowed by State of Wyoming Statute §17-16-701 and the Company’s own bylaws for the following purposes: 1) to explain corporate developments and actions since 2015, and 2) to approve new appointments to the company’s Board of Directors. Besides an email requesting our vote on a name change several years ago, neither I nor FOMO WORLDWIDE, INC., which owns my previously issued PTOP common shares via a stock purchase transaction filed with the SEC in mid-2019, have been given notice of or asked to participate in any shareholder meetings since your tenure, which is a violation of state rules and PTOP’s bylaws.

We have not been asked to vote on PTOP corporate actions including reverse splits or authorized share increases, despite the Company’s filings with the Secretaries of State of Nevada and Wyoming indicating that management obtained majority shareholder approvals. Further, we were not provided notification on a post effective basis of corporate actions as if dragged along by consent. To wit, just four weeks ago, you indicated on PTOP’s own chat room and by email that the Company obtained majority vote for a 1-400 reverse split, yet we were not included in such vote. I find it incredulous that such vote of over 9.2 billion shares was obtained without a solicitation agent and contacting of every major holder.

I demand proof of meeting notices to shareholders, the actual votes on all corporate actions since 2015, and minutes of said meetings signed and attested to by PTOP’s Secretary.

Missed Execution; Technology Nearing Its Sunset

For many years, Peer to Peer Network has attempted to complete a mobile business card (e.g., the “mobicard”), which many, including the inventor who was a former Qualcomm engineer, believed had a substantial growth opportunity in the ever Internet centric mobile world. That said, the technology landscape has changed since the platform was conceived, with business social networks abounding such as LinkedIn and advanced smartphones that may make the mobicard less needed. The time has come for a new gameplan and playbook, as the apps that you have deployed do not have the proper functionality, scalability, or cosmetic appeal for the market, as best evidenced by their minimal downloads at stores operated by Apple and Google. Meanwhile, since 2015, common shares have been diluted from roughly 126 million to over 18 billion today, with a share price now at a mere two hundredths of a penny with no liquidity. This downtrend means most investors from the past several years are down substantially.

It’s Time for a Change of Leadership and Direction

As a microcap public company CEO myself, I am painfully aware of the difficult market environment and the pressure small issuers face in the market, as evidenced by the turnaround of our own company FOMO WORLDWIDE, INC. (OTC: FOMC), which we completed this past year and restored to SEC current reporting this week. But what was once a fully reporting, highly valuable OTC SEC current entity in PTOP has become a delinquent alternative/unaudited reporting vehicle with a work in process product, an unclear growth strategy, a cloudy future, and a massive share overhang with no end in sight. After last year’s promises by your office that 2022 would finally be the breakout year, which itself was already years in the making, I was surprised at your email several days ago soliciting a Reg CF financing using dilutive, illiquid stock that cannot be deposited by investors in order to get more runway. To be blunt, it sounded like the same pitch you have made for years, but with a reverse split included this time.

With no ability to monetize or create value (see above – “No [Subscription] Plans available!!!”), and now several years since the Code2Action change of control, it’s time for a new direction at PTOP. Shareholders deserve a thorough analysis and explanation of current and previous management’s past actions, decisions, capitalizations, strategies, moves and more, so they can understand what happened and have a chance to recover their investments and possibly see positive returns. Accordingly, with support today from certain significant shareholders, and any others that wish to join me (see below), I intend to nominate a slate of Directors for the Company better suited to supervise the business out of its current ineffective state. If you do not call for an annual meeting, I intend to aggregate 10%+ of voting shares to call for a special meeting as per Wyoming Statute §17-16-702 and PTOP’s bylaws:

https://www.sec.gov/Archives/edgar/data/1421981/000135580808000009/ex3-1bylaws.txt

Govern Yourself Accordingly

Given your electronic and voicemail communications of several business days ago, which can best be summarized as hostile and which I will provide at the shareholder meeting and to all other relevant parties including the Securities Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”), it is clear you have no interest in constructive input or hearing any criticism of the Company or of your own track record. There is no scenario that excuses your behavior, including slandering your own investor or writing and speaking to its CEO as you communicated on our business voice mail system. That said, I remain open to resolving this matter in a professional manner and neutral venue mediated by a mutually agreeable third party, if and only if it will serve the best interests of all shareholders, which means an entirely new Board of Directors must be put into place immediately thereby completely replacing the current one.

Interested Parties Should Contact FOMO WORLDWIDE, INC.

For further discussions between our firms or for outside parties looking for further information in this matter, I can be reached at the following:

FOMO WORLDWIDE, INC.

831 W North Ave.

Pittsburgh, PA 15233

(630) 708-0750

info@fomoworldwide.com

FOMO WORLDWIDE, INC. reserves all rights. Time is of the essence.

Vikram Grover

CEO

FOMO WORLDWIDE, INC.

cc: Dale Bergman, Esq.; Scott Olson, Esq.